Exhibit 99.1

INTER PARFUMS, INC. REPORTS RECORD 2023 SECOND QUARTER RESULTS

Increases Earnings per Diluted Share Guidance from $4.25 to $4.55

NEW YORK – August 8, 2023: Inter Parfums, Inc. (NASDAQ GS: IPAR) (“Inter Parfums” or the “Company”) today reported its financial results for the second quarter and six months ended June 30, 2023.

Second Quarter 2023 Financial Highlights
($ in millions, except per share data)	2023	2022	% Change
Net Sales	$309	$245	26%
Gross Margin	$188	$154	23%
Gross Margin (as a percentage of net sales)	60.9%	62.8%	(190 bps)
Operating Income	$55	$45	21%
Operating Margin	17.8%	18.6%	(80 bps)
Net Income (attributable to Inter Parfums, Inc.)	$35	$28	27%
Earnings Per Diluted Share	$1.09	$0.86	27%

The average dollar/euro exchange rate for the current second quarter was 1.09 compared to 1.06 in the second quarter of 2022, while for the first half of 2023, the average dollar/euro exchange rate was 1.08 compared to 1.09 in the first half of 2022, leading to a positive 1.3% foreign exchange impact for the quarter and a negative 0.5% for the first half on Net Sales.

At comparable foreign currency exchange rates, consolidated second quarter net sales increased 25% from the second quarter of 2022.

Operational Commentary

“With our second quarter net sales increasing 26%, on top of the healthy 18% growth from the prior year period, we are taking full advantage of the positive trends and momentum in the fragrance market while growing our market share with our innovative programs,” said Jean Madar, Chairman & Chief Executive Officer of Inter Parfums.

“Through the first half of the year, our robust growth has been geographically spread across our 120-country distribution footprint and included signs of renewed life in the travel retail business.

“We have always taken a conservative approach to the reopening of the Chinese fragrance market, and we will continue to be cautious and patient as we are confident in China’s long term prospects. China’s potentially immense market has been showing signs of improvement, but not enough to really move the needle. We anticipate continued modest sales growth for the remainder of 2023 and into 2024.”

Mr. Madar continued, “We are also well on our way in strategizing and building out the products, promotions, advertising and launch schedule for the newest and upcoming licenses, Roberto Cavalli and Lacoste, while also maintaining focus on all the other iconic brands in our fragrance portfolio.

“As we look into the back half of 2023, we are confident in achieving another excellent year as supply chain disruptions and inflationary impacts on components are mostly behind us, and our brands continue to perform exceedingly well, in conjunction with the favorable growth catalysts in the fragrance market.”

Inter Parfums, Inc.	Page 2

August 8, 2023

Financial Commentary

Michel Atwood, Chief Financial Officer of Inter Parfums, noted, “On a dollar basis, our second quarter operating income increased 21% to $55 million, and net income attributable to Inter Parfums, Inc. increased 27% to $35 million, or $1.09 per share compared to $0.86 per share in the prior year period.

“Our second quarter consolidated operating margin was strong at 17.8% but down 80 basis points, as a percentage of net sales. While we registered scale benefits from sales growth, price increases and favorable brand and channel mix, this was offset by a one-time conservative inventory reserve of $7 million related to certain underperforming brands within our European operations, for which we had built inventory during the pandemic to protect service levels. Excluding this one-time charge, both gross margins and operating margins would have expanded compared to the prior year period.”

Full-Year 2023 Guidance

Mr. Atwood continued, “As we reported in our second quarter 2023 net sales release on July 24th, we continue to look for full-year 2023 net sales to approximate $1.3 million, or growth of 20% from full-year 2022.

“Today, we are also raising our 2023 earnings per diluted share guidance from $4.25 to $4.55, or growth of 20% from $3.78 for full-year 2022.

“It is important to note that only modest sales from China are included in our full-year 2023 guidance. Additionally, our sales guidance does not yet include initial sales of the newly acquired fragrance licenses, Roberto Cavalli, as we expect to start shipping in November/December 2023, and Lacoste fragrances, which are expected to start shipping in 2024.

“Our current 2023 guidance assumes that the dollar/euro average exchange rate remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.625 per share will be paid on September 30, 2023, to shareholders of record on September 15, 2023.

Share Buyback Program

In the first half of 2023, the Company initiated a share repurchase program. Over the course of the first half of 2023, the Company repurchased 85,060 shares at a cost of $11.3 million. These shares are classified as treasury shares on the accompanying balance sheet.

The Company plans to continue repurchasing shares throughout 2023.

Second Quarter 2023 Conference Call

Management will host a conference call to discuss financial results and business developments beginning at 11:00 am ET on Wednesday, August 9, 2023.

Interested parties may participate in the live call by dialing (877) 423-9820 (toll-free) or (201) 493-6749 (international).

Participants are asked to dial-in 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

Inter Parfums, Inc.	Page 3

August 8, 2023

About Inter Parfums, Inc.

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, Ungaro, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information

Inter Parfums, Inc.	or	The Equity Group Inc.

Michel Atwood	Investor Relations Counsel

Chief Financial Officer	Karin Daly (212) 836-9623 / kdaly@equityny.com

(212) 983-2640	Linda Latman (212) 836-9609 / llatman@equityny.com

www.interparfumsinc.com	www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc.	Page 4

August 8, 2023

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	June 30, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$74,311	$104,713
Short-term investments	112,449	150,833
Accounts receivable, net	236,554	197,584
Inventories	360,018	289,984
Receivables, other	14,730	28,803
Other current assets	24,993	15,650
Income taxes receivable	386	157
Total current assets	823,441	787,724
Property, equipment and leasehold improvements, net	168,264	166,722
Right-of-use assets, net	28,005	27,964
Trademarks, licenses and other intangible assets, net	292,319	290,853
Deferred tax assets	14,333	11,159
Other assets	25,302	24,120
Total assets	$1,351,664	$1,308,542

LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$4,958	$—
Current portion of long-term debt	29,080	28,547
Current portion of lease liabilities	5,236	5,296
Accounts payable – trade	91,040	88,388
Accrued expenses	194,036	213,621
Income taxes payable	17,324	8,715
Total current liabilities	341,674	344,567

Long–term debt, less current portion	138,565	151,494
Lease liabilities, less current portion	24,491	24,335

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,975,670 and 31,967,300 shares at June 30, 2023 and December 31, 2022, respectively	32	32
Additional paid-in capital	95,984	90,186
Retained earnings	669,688	620,095
Accumulated other comprehensive loss	(48,739)	(56,056)
Treasury stock, at cost, 9,949,865 and 9,864,805 shares at June 30, 2023 and December 31, 2022, respectively	(48,764)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	668,201	616,782
Noncontrolling interest	178,733	171,364
Total equity	846,934	788,146
Total liabilities and equity	$1,351,664	$1,308,542

Inter Parfums, Inc.	Page 5

August 8, 2023

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net sales	$309,244	$244,725	$620,967	$495,403

Cost of sales	120,840	90,943	229,606	182,963

Gross margin	188,404	153,782	391,361	312,440

Selling, general and administrative expenses	133,383	108,385	246,061	205,825

Income from operations	55,021	45,397	145,300	106,615

Other expenses (income):
Interest expense	2,276	1,023	4,633	1,907
(Gain) loss on foreign currency	(746)	(279)	13	(2,518)
Interest and investment (income) loss	(1,977)	(464)	(7,359)	1,002
Other income	(7)	(328)	(48)	(444)

	(454)	(48)	(2,761)	(53)

Income before income taxes	55,475	45,445	148,061	106,668

Income taxes	12,957	10,925	34,635	25,857

Net income	42,518	34,520	113,426	80,811

Less: Net income attributable to the noncontrolling interest	7,566	6,903	24,406	17,895

Net income attributable to Inter Parfums, Inc.	$34,952	$27,617	$89,020	$62,916

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.09	$0.87	$2.78	$1.98
Diluted	$1.09	$0.86	$2.77	$1.97

Weighted average number of shares outstanding:
Basic	32,006	31,845	32,012	31,843
Diluted	32,162	31,952	32,161	31,981

Dividends declared per share	$0.625	$0.50	$1.30	$1.00